EX-28.a.iii

Amendment No. 2

to the

Agreement and Declaration of Trust

of

Advisers Investment Trust

The undersigned officer of Advisers Investment Trust, an Ohio business trust (the “Trust”), acting pursuant to Article VII, Section 7.3 of the Agreement and Declaration of Trust of the Trust, certifies hereby that the following resolutions were duly adopted by a majority of the Board of Trustees of the Trust on March 13, 2012, and are in full force and effect as of the date hereof:

RESOLVED, that pursuant to Section 7.3 of the Agreement and Declaration of Trust of Advisers Investment Trust (the “Trust”) dated as of March 1, 2011, the Independent Franchise Partners US Franchise Equity Fund shall be re-designated as the “Independent Franchise Partners US Equity Fund”; and

FURTHER RESOLVED, that the appropriate officers of the Trust be, and hereby are, authorized to execute, deliver and file any documents, including an amendment to the Trust’s Agreement and Declaration of Trust, and to take any other actions they deem necessary and appropriate to effectuate the forgoing resolution.

Dated: March 13, 2012	/s/ Scott Englehart
Scott Englehart, President
Advisers Investment Trust